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                                                                    EXHIBIT 23.1

                       CONSENT OF INDEPENDENT ACCOUNTANTS

    We hereby consent to the use in this Registration Statement on Form S-3 of our report dated November 3, 1999, except for Note 10 as to which the date is March 28, 2000, relating to the consolidated financial statements as of September 30, 1998 and 1999 and for each of the three years in the period ended September 30, 1999 and to the incorporation by reference in this Registration Statement on Form S-3 of our report dated November 3, 1999 relating to the consolidated financial statements and financial statement schedule, which appears in Semitool, Inc.'s Annual Report on Form 10-K for the year ended September 30, 1999. We also consent to the references to us under the headings "Experts" and "Selected Consolidated Financial Data" in such Registration Statement.

PricewaterhouseCoopers LLP
Boise, Idaho
July 26, 2000